SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 9, 2003

Date of Report (Date of Earliest Event Reported)

Asconi Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-23712	91-1395124
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1211 Semoran Boulevard, Suite 141, Casselberry, FL 32707

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (407) 679-9463

Item 5. Other Events and Required FD Disclosure.

Completion of Private Placement

On December 9, 2003, Asconi Corporation (the “Company”) completed a private placement of 259,600 Units at an offering price of $5.00 per Unit for an aggregate gross offering amount of $1,298,000. Each Unit consists of one share of common stock, par value .001 per share, and one warrant to purchase an additional share of common stock at an exercise price of $8.52.

The Units were purchased by 20 institutional as well as other accredited individual investors. The Company also granted a warrant to purchase 50,000 shares of common stock at an exercise price of $5.75 per share to the broker/dealer acting on behalf of the Company in connection with the private placement.

The net proceeds of the private placement will be primarily used to acquire rootstock for planting of new Company vineyards in spring of 2004.

Pricing of the securities was determined based on several factors, including reference to market price of the Company’s common stock, the holding period requirement of restricted stock, and the Company’s need for additional funding for development of vineyards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asconi Corporation

Date: December 18, 2003	By: /s/ Constantin Jitaru

Constantin Jitaru President and Chief Executive Officer